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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                      American Bank Note Holographics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    024490104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  May 24, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
/ / Rule 13d-1(b)
/X/ Rule 13d-1(c)
/ / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.  024490104
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1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     Libra Advisors, LLC

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
      NUMBER OF
       SHARES        -----------------------------------------------------------
    BENEFICIALLY       6    SHARED VOTING POWER
      OWNED BY              1,856,000
        EACH         -----------------------------------------------------------
      REPORTING        7    SOLE DISPOSITIVE POWER
       PERSON
        WITH         -----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
                            1,856,000

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           1,856,000
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)                                                      / /

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           13.6%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)
                           00

--------------------------------------------------------------------------------

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CUSIP No.  024490104
--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     Ranjan Tandon.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
      NUMBER OF
       SHARES        -----------------------------------------------------------
    BENEFICIALLY       6    SHARED VOTING POWER
      OWNED BY              1,856,000
        EACH         -----------------------------------------------------------
      REPORTING        7    SOLE DISPOSITIVE POWER
       PERSON
        WITH         -----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
                            1,856,000

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           1,856,000
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)                                                      / /

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           13.6%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)
                           IN

--------------------------------------------------------------------------------

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Item 1.           (a)      Name of Issuer:

                           American Bank Note Holographics, Inc.

                  (b)      Address of Issuer's Principal Executive Offices:

                           339 Executive Boulevard
                           Elmsford, New York 10523


Item 2. (a)(b)(c)Name of Person Filing; Address of Principal Business Office or, if none Residence; Citizenship:

                           This Schedule 13G is being filed jointly by Libra Advisors, LLC, a New York limited liability company ("Advisors") and Ranjan Tandon, a United States citizen ("R. Tandon") (collectively, the "Reporting Persons"). R. Tandon is the sole voting member and Manager of Advisors. Advisors is the General Partner of Libra Fund, L.P. and the Investment Adviser to an offshore fund. The business address of each Reporting Person is 277 Park Avenue, 26th Floor, New York, New York, 10172.

                  (d)      Title of Class of Securities:

                           Common Stock

                  (e)      CUSIP Number:

                           024490104


Item 3. If this statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is an:

                  (a)[ ]  Broker or Dealer registered under Section 15 of the
                          Act
                  (b)[ ]  Bank as defined in section 3(a)(6) of the Act
                  (c)[ ] Insurance Company as defined in section 3(a)(19) of the Act
                  (d)[ ] Investment Company registered under section 8 of the Investment Company Act of 1940
                  (e)[ ] An Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E)
                  (f)[ ]  An Employee Benefit Plan or Endowment Fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F)
                  (g)[ ]  A Parent Holding Company or Control Person in
                          accordance with Rule 13d-1(b)(ii)(G)

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                  (h)[ ]  A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act
                  (i)[ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
                  (j)[ ]  Group, in accordance with 13d-1(b)(1)(ii)(J)


Item 4.           Ownership:

                  (a)      Amount Beneficially Owned:1,856,000

                  (b)      Percent of Class:         13.6%

                  (c)      Number of Shares as to which such person has:

                           (i)      sole power to vote or direct the vote - 0

                           (ii) shared power to vote or direct the vote - 1,856,000*

                           (iii)    sole power to dispose or direct the
                                    disposition of - 0

                           (iv) shared power to dispose or direct the disposition of - 1,856,000*

                  *See Attachment A

Item 5.           Ownership of Five Percent or Less of a Class:

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

                  N/A

Item 8.           Identification and Classification of Members of the Group

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                  N/A

Item 9.           Notice of Dissolution of Group

                  N/A

Item 10.          Certification

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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Signature

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 LIBRA ADVISORS, LLC

                                                 By:/s/ Ranjan Tandon
                                                    -----------------
                                                 Name: Ranjan Tandon
                                                 Title: Manager

                                                 /s/ Ranjan Tandon
                                                 -----------------
                                                 RANJAN TANDON



Dated: May 26, 2000

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                                  ATTACHMENT A

            As of May 26, 2000, Advisors is the beneficial owner of an aggregate of 1,856,000 shares of Common Stock, for a total beneficial ownership of 13.6% of the outstanding shares of Common Stock. Advisors, as Investment Advisor to an offshore fund that owns 35,000 shares of Common Stock (0.3%), has the power to vote and to direct the voting of and the power to dispose and direct the disposition of those shares. As the General Partner of Libra Fund, L.P., which owns 1,821,000 shares of Common Stock (13.4%), Advisors has the power to vote and to direct the voting of and the power to dispose and direct the disposition of those shares. In addition, as the sole voting member and Manager of Advisors,
R. Tandon may be deemed to have the power to vote and to direct the voting of and the power to dispose and direct the disposition of the 1,821,000 shares of Common Stock (13.6%) beneficially owned by Advisors.

                                                                     Page 8 of 9